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                                                                     EXHIBIT 2.3

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                         PREMIER ORTHODONTIC GROUP, INC.

                          --------------------, D.M.D.

                          --------------------, D.M.D.

                                       and

                        ---------------------------, INC.

                         DATED ------------------, 1997


                    THIS AGREEMENT IS SUBJECT TO ARBITRATION.

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                      AGREEMENT AND PLAN OF REORGANIZATION


This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and executed as of the _____ day of ____________, 1997, is by and among PREMIER ORTHODONTIC GROUP, INC., a Delaware corporation ("Premier"); ____________________________________, a ______________________ (the "Company"),
and _____________________ D.M.D. and _____________________ D.M.D., residents of the State of ______________________ (individually "Shareholder" and collectively "Shareholders").

                                   WITNESSETH:

         WHEREAS, the Company owns certain assets used to operate an orthodontic practice in ______________________________;

         WHEREAS, Shareholders are the only shareholders of the Company;

         WHEREAS, Premier is engaged in the business of acquiring the assets of and managing [providing consulting services with respect to] orthodontic practices to the extent permitted by applicable law; and

         WHEREAS, the Boards of Directors of each of the Company and Premier have determined that a business combination between the parties is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger (as hereinafter defined) upon the terms and conditions set forth herein;

         WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.        THE MERGER

         The closing of the transactions contemplated hereby (the "Closing") will take place as soon as practicable following the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger, but in no event shall the Closing be held later than October 15, 1997 (such date of Closing being referred to herein as the "Closing Date"). The place of Closing shall be at such place as the parties may mutually agree.

         1.1 MERGER OF THE COMPANY INTO PREMIER. On the Closing Date, the Company shall be merged with and into Premier in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease (the "Merger"). The Merger shall be based on the respective representations, warranties and agreements of the parties hereto, and shall be subject to the terms and conditions herein stated. The Merger is intended to be a "tax-free reorganization" pursuant to Section 368(a)(1)(A) of the Code and the parties hereto shall not report the transaction in a manner inconsistent therewith or otherwise take any action that would prevent the Merger from qualifying as such; provided, however, that the actual tax effect of the transactions contemplated by this Agreement is not a condition precedent to the closing of the transactions contemplated hereby and no party hereto makes or has made any representation, warranty or covenant to any other party hereto as to such qualification. Premier shall be the surviving corporation in the Merger (in such capacity, hereinafter referred to as the "Surviving Corporation") and shall be governed by the laws of the State of Delaware, and the separate corporate existence of Surviving Corporation with all its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects specified pursuant to the laws of the State of Delaware.

         1.2 MERGER CERTIFICATES. If all conditions to the Merger set forth herein have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated pursuant to the terms hereof, the parties hereto shall cause to be properly executed and filed on the Closing Date Articles of Merger meeting the requirements of the laws of the State of ________________________. The Merger shall become effective on the Closing Date (such effective date being referred to herein as the "Effective Date").


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         1.3      ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. At the
Effective Date, the Articles of Incorporation of Premier shall be the Articles of Incorporation of the Surviving Corporation.

         1.4 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of Premier on the Closing Date shall be the Bylaws of the Surviving Corporation, unless and until duly amended in accordance with their terms.

         1.5 DIRECTORS OF THE SURVIVING CORPORATION. The persons who are irectors of Premier immediately prior to the Effective Date shall, from and after the Closing Date, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

         1.6 OFFICERS OF THE SURVIVING CORPORATION. The persons who are officers of Premier immediately prior to the Effective Date shall, from and after the Effective Date, be the officers of the Surviving Corporation and shall hold their same respective office(s) until their earlier death, resignation or removal.

         1.7 CONVERSION OF COMPANY COMMON STOCK. The manner of converting shares of the Company in the Merger shall be as follows:

                           (a)      As a result of the Merger and without any
action on the part of the holder thereof, all shares of Company common stock issued and outstanding on the Effective Date shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company common stock shall thereafter cease to have any rights with respect to such shares of Company common stock, except the right, subject to Section 1.8(c), to receive, without interest, the consideration specified in Annex I attached hereto (in the aggregate, the "Merger Consideration").

                           (b)      Each share of Company common stock held in
the Company's treasury, if any, on the Closing Date, by virtue of the Merger, shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

         1.8      EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMPANY COMMON
STOCK.

                           (a)      On the Closing Date, (i) the Shareholders,
as the holders of all outstanding certificates representing shares of Company common stock, shall, upon surrender of such certificates, be entitled to receive the Merger Consideration and (ii) until the certificates representing Company common stock have been surrendered by Shareholders and replaced by certificates representing Premier common stock, the certificates for Company common stock shall, for all purposes, be deemed to evidence ownership of Premier common stock in such share amounts as will be issued pursuant to Annex I.

                           (b)      The Shareholders shall deliver to Premier on
the Closing Date the certificates representing Company common stock owned by them, duly endorsed in blank by the Shareholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps (if any), acquired at the Shareholders' expense. The Shareholders agree to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company common stock or with respect to the stock powers accompanying any Company Common Stock. Simultaneous with such delivery on the Closing Date, the Shareholders shall receive in exchange therefor a certificate representing that number of shares of Premier common stock and the amount of any cash such Shareholder is entitled to receive pursuant to Sections 1.7 and 1.8(c) hereof.

                           (c)      Notwithstanding Section 1.7 or any other
provision of this Section 1.8, no fractional shares of Premier common stock will be issued.

         1.9 SUBSEQUENT ACTIONS. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, and to effect the cancellation of all outstanding shares of Company common


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stock in return for the consideration set forth in this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, and each Shareholder or otherwise, to carry out all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                  SHAREHOLDERS.

         The Company and the Shareholders, jointly and severally, hereby represent and warrant to Premier that the following statements are current and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement, except as set forth in the disclosure Exhibits accompanying this Section 2) and the Effective Date. The disclosure Exhibits will be arranged in paragraphs corresponding to the paragraphs contained in this Section.

         2.1 CORPORATE EXISTENCE; GOOD STANDING. The Company is a [professional association] duly organized, validly existing and in good standing under the laws of the State of ________________. The Company has all necessary corporate powers to own all of its assets and to carry on its business as such business is now being conducted. The Company does not own stock directly or indirectly, in any other corporation, association or business organization, nor is the Company a party to any joint venture or partnership, other than as set forth on Exhibit 2.1. The Shareholders are the sole shareholders of the Company and own all outstanding shares of capital stock free of all security interests, claims, encumbrances and liens in the amounts set forth on Exhibit 2.1. Each share of Company common stock has been legally and validly issued and fully paid and nonassessable. No shares of capital stock of the Company are owned by the Company in treasury. There are no outstanding (a) bonds, debentures, notes or other obligations the holders of which have the right to vote with the stockholders of the Company on any matter (except as set forth in Exhibit 2.1),
(b) securities of the Company convertible into equity interests in the Company, or (c) commitments, options, rights or warrants to issue any such equity interests in the Company, to issue securities of the Company convertible into such equity interests, or to redeem any securities of the Company. No shares of capital stock of the Company have been issued or disposed of in violation of the preemptive rights, rights of first refusal or similar rights of any of the Company's shareholders. The Company is not required to qualify to do business as a foreign corporation in any other state or jurisdiction by reason of its business, properties or activities in or relating to such other state or jurisdiction. The Company does not have any assets, employees or offices in any state other than_______________________.

         2.2 POWER AND AUTHORITY FOR TRANSACTIONS. The Company has the corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement or to be executed and delivered on the Closing Date, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. Each Shareholder has the legal capacity to enter into and perform this Agreement and the other agreements to be executed and delivered in connection herewith. The Company has obtained (or will obtain as of the Closing
Date) the approval of its shareholders necessary to the consummation of the transactions contemplated herein. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by the Company and the Shareholders, as appropriate, and constitute or will constitute the legal, valid and binding obligations of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement, and the agreements executed and delivered pursuant to this Agreement or to be executed and delivered on the Closing Date, do not, and, subject to the receipt of consents described on
Exhibit 2.5, the consummation of the actions contemplated hereby will not, violate any provision of the Articles of Incorporation or Bylaws of the Company or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, rent, instrument, order, arbitration award, judgment or decree to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound, or violate any material restrictions of any kind to which the Company is subject, or result in any lien or encumbrance on any of the Company's assets.

         2.3 PERMITS, LICENSES AND GOVERNMENTAL AUTHORIZATIONS. All building or other permits, certificates of occupancy, concessions, grants, franchises, licenses, certificates of need and other governmental authorizations and approvals required to


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be maintained by the Company, the Shareholders and each licensed employee of the
Company have been duly obtained and are in full force and effect unless such failure to obtain would not have a material adverse effect on the Company. There are no proceedings pending or, to the knowledge of the Company and the Shareholders, threatened, which may result in the revocation, cancellation or suspension, or any adverse modification, of any thereof.

         2.4 CORPORATE RECORDS. True and correct copies of the Articles of Incorporation, Bylaws and all amendments thereto of the Company have been delivered to Premier, and the books of account of the Company have been kept accurately in the ordinary course of business and the revenues, expenses, assets and liabilities of the Company have been properly recorded in such books.

         2.5 CONSENTS. Except as set forth on Exhibit 2.5, no consent, authorization, permit, license or filing with any governmental authority, any lender, lessor, any manufacturer or supplier or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement and the agreements and documents contemplated hereby on the part of the Company or the Shareholders.

         2.6 THE COMPANY'S FINANCIAL INFORMATION. The Company has heretofore furnished Premier with copies of financial information ("Financial Statements") about the Company as set forth on Exhibit 2.6 attached hereto, including the unaudited Balance Sheet ("Balance Sheet") as of December 31, 1996 ("Balance Sheet Date"). Such financial statements have been prepared consistent with past practices, reflect all liabilities of the Company, including all contingent liabilities of the Company, as of their respective dates, and present fairly the financial position of the Company as of such dates and the results of operations and cash flows for the period or periods reflected therein; provided, however, that such Financial Statements are subject to post year end adjustments (which will not be material individually or in the aggregate).

         2.7 LEASES. Exhibit 2.7 attached hereto sets forth a list of all leases pursuant to which the Company leases, as lessor or lessee, real or personal property used in operating the business of the Company or otherwise. Such leases listed on Exhibit 2.7 are valid and enforceable in accordance with their respective terms unless such validity or unenforceability will have no material negative impact on the Company. There is not under any such lease any existing default by the Company, as lessor or lessee, or any condition or event of which the Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default.

         2.8 CONDITION OF ASSETS. All of the plants, structures and equipment used by the Company in its business are in good condition and repair subject to normal wear and tear and conform with all applicable ordinances, regulations and other laws, and the Company and the Shareholders have no knowledge of any latent defects therein.

         2.9 TITLE TO AND ENCUMBRANCES ON PROPERTY. An inventory list of all interests in personal property and real estate leasehold interests owned by the Company is set forth on Exhibit 2.9 (the "Property"). The Company has good, valid and marketable title to the Property free and clear of any liens, claims, charges, exceptions or encumbrances, except for those, if any, which are set forth in Exhibit 2.9 attached hereto or those which were disposed of in the ordinary course of business prior to the Closing Date. The real estate leasehold interest and personal property described on Exhibit 2.7 and Exhibit 2.9 constitute the only real and personal property used in the conduct of the Company's business, except as otherwise disclosed in Exhibit 2.9. Upon consummation of the transactions contemplated hereby, such interest in the Property shall be free and clear of all liens, security interests, claims and encumbrances and evidence of such releases of liens and claims shall be provided to Premier on the Closing Date.

         2.10 INVENTORIES. All inventories of the Company used in the conduct of its business are reflected on the Balance Sheet in accordance with generally accepted accounting principles consistently applied. The items of the Company's inventory have been acquired in the ordinary course of its business, are adequate for the reasonable requirements of its business, and may be used for their intended purposes. Except as otherwise noted in the Balance Sheet, substantially all of the inventory owned or used by the Company is in good, current, standard and merchantable condition and is not obsolete or defective.

         2.11     INTELLECTUAL PROPERTY RIGHTS; NAMES. Except as set forth on
Exhibit 2.11, the Company has no right, title or interest in or to patents, patent rights, corporate names, assumed names, manufacturing processes, trade names, trademarks, service marks, inventions, specialized treatment protocols, copyrights, formulas and trade secrets or similar items and such items are the only such items necessary for the conduct of its business. Set forth in Exhibit
2.11 is a listing of all names of all


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predecessor companies of the Company, including the names of any entities from whom the Company previously acquired significant assets. Except for off-the-shelf software licenses and except as set forth on Exhibit 2.11, the Company is not a licensee in respect of any patents, trademarks, service marks, trade names, copyrights or applications therefor, or manufacturing processes, formulas or trade secrets or similar items and no such licenses are necessary for the conduct of its business. No claim is or, to the best of Company's or Shareholders' knowledge, is pending to the effect that the present or past operations of the Company infringe upon or conflict with the asserted rights of others to any patents, patent rights, manufacturing processes, trade names, trademarks, service marks, inventions, licenses, specialized treatment protocols, copyrights, formulas, know-how and trade secrets. To the best of Company's and Shareholders' knowledge, the Company has the sole and exclusive right to use all such proprietary rights without infringing or violating the rights of any third parties and no consents of any third parties are required for the use thereof by the Surviving Corporation. Any corporate, assumed, or trade names utilizing the name of Shareholder may be changed at the option of the Company prior to Closing and Premier shall acquire no interest therein.

         2.12 DIRECTORS AND OFFICERS; PAYROLL INFORMATION; EMPLOYEES. Set forth on Exhibit 2.12 attached hereto is a true and complete list, as of the date of this Agreement of: (a) the name of each director and officer of the Company and the offices held by each, (b) the most recent payroll report of the Company, showing all current employees of the Company and their current levels of compensation, (c) promised increases in compensation of employees of the Company that have not yet been effected, (d) oral or written employment agreements or independent contractor agreements (and all amendments thereto) to which the Company is a party, copies of which have been delivered to Premier, and (e) all employee manuals, materials, policies, procedures and work-related rules, copies of which have been delivered to Premier. The Company is in compliance with all applicable laws, rules, regulations and ordinances respecting employment and employment practices. The Company has not engaged in any unfair labor practice. To the best of Company's and Shareholders' knowledge, there are no unfair labor practices charges or complaints pending or threatened against the Company, and the Company has never been a party to any agreement with any union, labor organization or collective bargaining unit.

         2.13 LEGAL PROCEEDINGS. Neither the Company nor any Shareholder nor outstanding shares of the Company's stock nor any of the Company's assets is subject to any pending, nor does the Company or any Shareholder have knowledge of any threatened litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Company, any Shareholder, the outstanding shares of the Company's stock, any of the assets of the Company, the operations, business or prospects of the Company or the transactions contemplated by this Agreement, and, to the knowledge of the Company and the Shareholders, no basis for any such action exists, nor is there any legal impediment of which the Company or any Shareholder has knowledge to the continued operation of its business in the ordinary course, subject to consents set forth on Exhibit 2.5.

         2.14 CONTRACTS. The Company has delivered to Premier true copies of all written, and disclosed to Premier, all oral, outstanding contracts, obligations and commitments of the Company, excluding patient contracts (the "Contracts"), all of which are listed or incorporated by reference on Exhibit
2.7 (in the case of leases) and Exhibit 2.14 (in the case of Contracts other than leases) attached hereto. Except as otherwise indicated on such Exhibits, to the best of Company's and Shareholders' knowledge, all of such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect, and no defenses, offsets or counterclaims have been asserted or may be made by any party thereto, subject to applicable bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally, or to equitable principles. Except as indicated on such Exhibits, there is not under any such Contract any existing default by the Company, or any condition or event of which the Company or any Shareholder has knowledge which with notice or lapse of time, or both, would constitute a default. The Company and the Shareholders have no knowledge of any default by any other party to such Contracts. Neither the Company nor the Shareholders have received notice of the intention of any party to any Contract to cancel or terminate any Contract and have no reason to believe that any amendment or change to any Contract is contemplated by any party thereto. Other than those contracts, obligations and commitments of the Company listed on Exhibit 2.7 and Exhibit 2.14 and any patient contracts, the Company is not a party to any material written or oral agreement, contract, lease or arrangement, including any:

                  (a) Contract related to the assets of the Company not made in the ordinary course of business other than this Agreement;

                  (b) Employment, consulting or compensation agreement or arrangement;

                  (c)      Labor or collective bargaining agreement;

                  (d) Lease agreement with respect to any property, whether as lessor or lessee;


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                  (e)      Deed, bill of sale or other document evidencing an
interest in or agreement to purchase or sell real or personal property;

                  (f) Contract for the purchase of materials, supplies or equipment (i) which is in excess of the requirements of its business now booked or for normal operating inventories, or (ii) which is not terminable upon notice of thirty (30) days or less;

                  (g) Agreement for the purchase from a supplier of all or substantially all of the requirements of the Company of a particular product or service;

                  (h) Loan agreement or other contract for money borrowed or lent or to be borrowed or lent to another;

                  (i)      Contracts containing non-competition covenants; or

                  (j) Other contracts or agreements that involve either an unperformed commitment in excess of $1,000 or that cannot be performed in the ordinary course of business within thirty (30) days after the date hereof or terminated by the Company without payment of any penalty or other expense.

         2.15 SUBSEQUENT EVENTS. Except as disclosed on Exhibit 2.15, the Company has not, since the Balance Sheet Date:

                  (a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or entered into any contract, lease, license or commitment, except for this Agreement, other than in the ordinary course of business or incurred any indebtedness;

                  (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the Balance Sheet or (ii) liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                  (c) Formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity;

                  (d) Made any payments to or loaned any money to any person or entity other than in the ordinary course of business consistent with past practices;

                  (e) Lost or terminated any employee, patient, customer or supplier that has, individually or in the aggregate, a material adverse effect on its business;

                  (f) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor;

                  (g) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets of the Company, tangible or intangible;

                  (h) Sold or contracted to sell or transferred or contracted to transfer any of the assets used in the conduct of the Company's business or canceled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practices;

                  (i) Except in the ordinary course of business consistent with past practices, granted any increase in the rates of pay of employees, consultants or agents, or by means of any bonus or pension plan, contract or other commitment, increased the compensation of any officer, employee, consultant or agent;


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                  (j)      Authorized or incurred any capital expenditures in
excess of Five Thousand Dollars ($5,000);

                  (k) Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than as permitted hereunder;

                  (l) Redeemed, purchased, sold or issued any stock, bonds or other securities to persons other than the Shareholders;

                  (m) Experienced damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change in its financial condition, assets, prospects, liabilities or business;

                  (n) Declared or paid a distribution, payment or dividend of any kind on the capital stock of the Company;

                  (o) Repurchased, approved any repurchase or agreed to repurchase any of the Company's capital stock; or


                  (p) Suffered any material adverse change in the business of the Company or to the assets of the Company.

         2.16 ACCOUNTS RECEIVABLE/PAYABLE. The Balance Sheet reflects the amount, as of the Balance Sheet Date of the Company's (i) accounts receivable, net of allowances for uncollectible and doubtful amounts ("Accounts Receivable"), and (ii) current accounts payable and current accrued liabilities (other than the current portion of long-term debt) ("Accounts Payable"). Exhibit
2.16 contains a true and accurate (i) list of all Accounts Receivable, and (ii) list of all Accounts Payable and (iii) statement of the working capital ("Working Capital") of the Company as of the Balance Sheet Date. The Company maintains its accounting records in sufficient detail to substantiate the accounts receivable reflected on the Balance Sheet and has given and will give to Premier full and complete access to those records, including the right to make copies therefrom. Since the Balance Sheet Date, the Company has not changed any principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. Accounts Receivable are not recorded in amounts estimated to be net of contractual allowances related to third-party payor arrangements. The Company is in substantial compliance with the terms and conditions of such third-party payor arrangements, and the reserves established by the Company are adequate to cover any liability resulting from lack of compliance.

         2.17 TAXES. The Company has filed all tax returns required to be filed by it, and made all payments of taxes, including any interest, penalty or addition thereto, required to be made by it, with respect to income taxes, real and personal property taxes, sales taxes, use taxes, employment taxes, excise taxes and other taxes due and payable on or before the date of this Agreement. To the best of Company's and Shareholders' knowledge, all such tax returns are complete and accurate in all respects and properly reflect the relevant taxes for the periods covered thereby. The Company has no tax liability, except for real and personal property taxes and license fees for the current period not yet due and payable and sales, use, employment and similar taxes for periods as to which such taxes have not yet become due and payable. The unpaid taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for taxes (rather than any reserve for deferred taxes established to reflect timing differences between book and income tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), as adjusted for the passage of time through the Closing Date (in accordance with the past custom and practice of the Company). The Company and the Shareholders have not received any notice that any tax deficiency or delinquency has been asserted against the Company. To the best of Company's and Shareholders' knowledge, there are no audits relating to taxes of the Company threatened, pending or in process. The Company is not currently the beneficiary of any waiver of any statute of limitations in respect of taxes nor of any extension of time within which to file any tax return or to pay any tax assessment or deficiency. There are no liens or encumbrances relating to taxes on, or to the best of Company's and Shareholders' knowledge, or threatened against any of the assets of the Company. To the best of Company's and Shareholders'

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knowledge, the Company has withheld and paid all taxes required by law to have been withheld and paid by it. Neither the Company nor any predecessor of the Company is or has been a party to any tax allocation or sharing agreement or a member of an affiliated group of corporations filing a consolidated federal income tax return. The Company has delivered to Premier correct and complete copies of the Company's three most recently filed annual state and federal income tax returns, together with all examination reports and statements of deficiencies assessed against or agreed to by the Company during the three calendar year period preceding the date of this Agreement. The Company has neither made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstance could obligate it to make any payments that will not be deductible under Code section 280G.

         2.18 COMMISSIONS AND FEES. There are no claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against Premier, the Company or the Shareholders resulting from any action taken by the Company or the Shareholders or their respective agents or employees, or any of them.

         2.19 LIABILITIES; DEBT. Except to the extent reflected or reserved against on the Balance Sheet, the Company did not have, as of the Balance Sheet Date, and has not incurred since that date and will not have incurred as of the Closing Date, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business. The Company and the Shareholders do not know, or have reasonable grounds to know, of any basis for the assertion against the Company as of the Balance Sheet Date, of any claim or liability of any nature in any amount not fully reflected or reserved against on the Balance Sheet, or of any claim or liability of any nature arising since that date other than those incurred in the ordinary course of business or contemplated by this Agreement. All indebtedness of the Company (including without limitation, indebtedness for borrowed money, guaranties and capital lease obligations) is described on Exhibit 2.19 attached hereto.

         2.20 INSURANCE POLICIES. The Company and each Shareholder of the Company carries property, liability, malpractice, workers' compensation and such other types of insurance as is customary in the industry. Valid and enforceable policies in such amounts are outstanding and duly in force and will remain duly in force through the Closing Date. All such policies are described in Exhibit
2.20 attached hereto and true and correct copies have been delivered to Premier. Neither the Company nor any Shareholder has received notice or other communication from the issuer of any such insurance policy canceling or amending such policy or threatening to do so. Neither the Company nor any Shareholder of the Company has any outstanding claims, settlements or premiums owed against any insurance policy.

         2.21 EMPLOYEE BENEFIT PLANS. Except as set forth on Exhibit 2.21 attached hereto, the Company has neither established, nor maintains, nor is obligated to make contributions to or under or otherwise participate in, (a) any bonus or other type of compensation or employment plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document); (b) any pension, profit-sharing, retirement or other plan, program or arrangement; or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). To the best of Company's and Shareholders' knowledge, all such plans listed on Exhibit 2.21 (individually "Company Plan," and collectively "Company Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including without limitation, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. To the best of Company's and Shareholders' knowledge, no act or failure to act by the Company has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Company Plans. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Company Plans. The Company has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments

Act of 1980. With respect to each Company Plan, either (i) the value of plan assets (including commitments under insurance contracts) is at least equal to the value of plan liabilities or (ii) the value of plan liabilities in excess of plan assets is disclosed on the Balance Sheet, all as of the Closing Date.

         2.22 ADVERSE AGREEMENTS. The Company is not, and will not be as of the Closing Date, a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

         2.23 COMPLIANCE WITH LAWS IN GENERAL. The Company, the Shareholders and Company's licensed employees have complied with all applicable laws, rules, regulations and licensing requirements, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act and any environmental laws and medical waste laws, and there exist no violations by the Company, any Shareholder or any licensed employee of the Company of any federal, state or local law or regulation unless the failure to do so would have no material negative impact upon the Company. Neither the Company nor any Shareholder has received any notice of a violation of any federal, state and local laws, regulations and ordinances relating to the operations of the business and assets of the Company and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by the Company or any Shareholder unless such notice or violation would have no material negative impact upon the Company.

         2.24 MEDICARE AND MEDICAID PROGRAMS. The Company, each Shareholder and each licensed employee of the Company is qualified for participation in the Medicare and Medicaid programs and is party to provider agreements for such programs which are in full force and effect with no defaults having occurred thereunder. The Company, each Shareholder and each licensed employee of the Company has timely filed all claims or other reports required to be filed with respect to the purchase of services by third-party payors, and all such claims or reports are complete and accurate, and has no liability to any payor with respect thereto. To the best of Company's and Shareholders' knowledge, there are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Company, each Shareholder and each licensed employee of the Company. Neither the Company, nor any Shareholder, nor to the best of Company's and Shareholder's knowledge, any licensed employee of the Company has been convicted of, or pled guilty or nolo contenders to, patient abuse or negligence, or any other Medicare or Medicaid program related offense and none has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs.

         2.25 FRAUD AND ABUSE. The Company, the Shareholders and all persons and entities providing professional services for the Company's business have not, to the knowledge of the Company and the Shareholders, engaged in any activities which are prohibited under ss. 1320a-7b or ss. 1395nn of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, or (e) referring a patient for designated health services to or providing designated health services to a patient upon referral from an entity or person with which the orthodontist or an immediate family member has a financial relationship, and to which no exception under ss.1395nn of Title 42 of the United States Code applies.

         2.26 NO UNTRUE REPRESENTATIONS. No representation or warranty by the Company or any Shareholder in this Agreement, and no Exhibit or certificate issued or executed by, or information furnished by, officers or directors of the Company or any Shareholder and furnished or to be furnished to Premier pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

         2.27 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by the Company on any of its capital stock since the Balance Sheet Date. No repurchase of any of the Company's capital stock has been approved, effected or is pending, or is contemplated by the Board of Directors of the Company.

         2.28 BANKING RELATIONS. Set forth in Exhibit 2.28 is a complete and accurate list of all arrangements that the Company has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.29 OWNERSHIP INTERESTS OF INTERESTED PERSONS; COMPETITORS. To the best of Company's and Shareholders' knowledge, no officer, employee, director or stockholder of the Company, or their respective spouses, children or affiliates, owns directly or indirectly, on an individual or joint basis, any interest in, has a compensation or other financial arrangement with, or serves as an officer or director of, any customer or supplier or competitor of the Company or any organization that has a material contract or arrangement with the Company. To the best of Company's and Shareholders' knowledge, neither the Company, nor any of its directors, officers, employees, consultants or the Shareholders nor any affiliate of such person is, or within the last three (3) years was, a party to any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement with any orthodontist, dentist, hospital, pharmacy, or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the Company or to provide services, lease space, lease equipment or engage in any other venture or activity with the Company.

         2.30 PAYORS. Exhibit 2.31 sets forth a true, complete and correct list of the names and addresses of each payor of the Company's services which accounted for more than ten percent (10%) of revenues of the Company in the preceding fiscal year. To the best of Company's and Shareholders' knowledge, the Company has good relations with all such payors and other material payors of the Company and none of such payors has notified the Company that it intends to discontinue its relationship with the Company or to deny any claims submitted to such payor for payment.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF PREMIER.

                  Premier hereby represents and warrants to the Company and the Shareholders that the following statements are current and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement, except as set forth in the disclosure Exhibits accompanying this Section 3) and the Effective Date. The disclosure Exhibits will be arranged in paragraphs corresponding to the paragraphs contained in this Section.

         3.1 CORPORATE EXISTENCE; GOOD STANDING. Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Premier is, or will be at Closing, duly qualified to do business and is in good standing in the states where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified would have a material adverse effect upon Premier, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. Premier has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, the absence of which, either individual or in the aggregate, would have a material adverse effect on the business, operations, or financial condition of Premier.

         3.2 CONSENTS, POWER AND AUTHORITY. Premier has corporate power to execute, deliver and perform this Agreement and all agreements and other documents executed and delivered by it pursuant to this Agreement, and has taken all actions required by law, its Certificate and Articles of Incorporation, its Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and such related documents. This Agreement and all agreements and documents executed and delivered in connection herewith have been, or will be as of the Closing Date, duly executed and delivered by Premier as appropriate, and constitute or will constitute the legal, valid and binding obligations of Premier enforceable against Premier in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. The execution and delivery of this Agreement and the agreements related hereto executed and delivered pursuant to this Agreement do not and, subject to the receipt of consents to assignments of leases and other contracts where required and the receipt of regulatory approvals where required, the consummation of the transactions contemplated hereby will not violate, any provision of the Certificate of Incorporation or Bylaws of Premier or any provisions of, or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement instrument, order, arbitration award, judgment or decree to which Premier is a party or by which it is bound.

         3.3 COMMISSIONS AND FEES. Premier has not incurred any obligation for any finder's, broker's or agent's fees in connection with the transactions contemplated hereby.

         3.4 CAPITAL STOCK. The issuance and delivery by Premier of shares of the common stock of Premier in connection with the Merger will be as of the Closing Date duly authorized by all necessary corporate action on the part of Premier. The shares of Premier common stock to be issued in connection with the Merger, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         3.5 LEGAL PROCEEDINGS. Except as set forth on Exhibit 3.6, there are no actions, suits or proceedings instituted or pending, or to Premier's knowledge, threatened against Premier or any of its subsidiaries, or against any property, asset, interest, or right of any of them, that are reasonably expected to have either individually or in the aggregate a material adverse effect on the business, operations, assets or condition (financial or otherwise) of Premier or its subsidiaries on a consolidated basis taken as a whole or that are reasonably expected to impede the consummation of the transactions contemplated by this Agreement. Premier is not a party to any agreement or instrument nor subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance that might impede the consummation of the transactions contemplated by this Agreement.


SECTION 4.        Covenants of the Company and the Shareholders.

         The Company and the Shareholders, jointly and severally, agree that between the date hereof and the Closing Date:

         4.1 CONSUMMATION OF AGREEMENT. The Company and the Shareholders shall use their best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and conditions.

         4.2 BUSINESS OPERATIONS. Except as specifically contemplated by this Agreement, the Company and the Shareholders shall operate the Company's business in the ordinary course. The Company shall not enter into any lease, contract, indebtedness, commitment, purchase or sale or acquire or dispose of any capital asset except in the ordinary course of business. The Company and the Shareholders shall use their best efforts to preserve the business and assets of the Company intact and shall not take any action that would have an adverse effect on the business or assets of the Company, including without limitation, any action the primary purpose or effect of which is to generate or preserve cash; provided that the Company may continue to operate in the ordinary course of business. The Company and the Shareholders shall use their best efforts to preserve intact the relationships with payors, customers, suppliers, patients and others having significant business relations with the Company. The Company shall collect its receivables and pay its trade payables in the ordinary course of business. The Company shall not introduce any new method of management, operations or accounting. On the Closing Date, the Company shall not be engaged in the practice of orthodontics and shall not provide orthodontic services.

         4.3 ACCESS AND NOTICE. The Company and the Shareholders shall permit Premier and its authorized representatives reasonable access to, and make available for reasonable inspection, all of the assets and business of the Company and all of its assets, including employees, customers and suppliers and permit Premier and its authorized representatives to inspect and make copies of all documents, records and information with respect to the business or assets of the Company as Premier or its representatives may request. The Company and the Shareholders shall promptly notify Premier in writing of (a) any notice or communication relating to a default or event that, with notice or lapse of time or both, could become a default, under any contract, commitment or obligation to which the Company is a party, and (b) any material adverse change in the Company's business, financial condition or the conditions of its assets.

         4.4 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. The Company and the Shareholders shall use their best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby, including consents described on Exhibit 2.5.

         4.5 ACQUISITION PROPOSAL. The Company and the Shareholders shall not, and shall use their best efforts to cause the Company's employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer, including without limitation, any proposal or offer to the Shareholders, with respect to a merger, acquisition, consolidation or similar transaction involving, or the purchase of all or any significant portion of the assets or any equity securities of the Company or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to such proposal or offer, and the Company and the Shareholders will immediately cease any such activities, discussions or negotiations heretofore conducted with respect to any of the foregoing.

         4.6 FUNDING OF ACCRUED EMPLOYEE BENEFITS. The Company hereby covenants and agrees that it will take whatever steps are necessary to pay or fund completely for any accrued benefits, where applicable, or vested accrued benefits for which the Company or any entity might have liability arising from any salary, wage, benefit, bonus, vacation pay, sick leave, insurance, employment tax or similar liability of the Company to any employee or other person or entity (including, without limitation, any Company Plan and any liability under employment contracts with the Company) allocable to services performed prior to the Closing Date. The Company acknowledges that the purpose and intent of this covenant is to assure that Premier shall have no liability, directly or indirectly, at any time after the Closing Date with respect to any of the Company's employees or similar persons or entities, including, without limitation, any Company Plan.

         4.7 EMPLOYEE MATTERS. The Company shall not, without the prior written approval of Premier, except as required by law, increase the cash compensation of any Shareholder or other employee or an independent contractor of the Company, adopt, amend or terminate any compensation plan, employment agreement, independent contractor agreement, employee policies and procedures or employee benefit plan, take any action that could deplete the assets of any employee benefit plan, or fail to pay any premium or contribution due or file any report with respect to any employee benefit plan, or take any other actions with respect to its employees or employee matters which might have an adverse effect upon the Company, its business, assets or prospects.

         4.8 DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind will be declared or paid by the Company, nor will any repurchase of any of the Company's capital stock be approved or effected.

         4.9 REQUIREMENTS TO EFFECT MERGER. The Company and each Shareholder shall use their best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         4.10 ACCOUNTING AND TAX MATTERS. The Company will not change in any material respect the accounting methods or practices followed by the Company (including any material change in any assumption underlying, or any method of calculating, any bad debt, contingency or other reserve), except as may be required by generally accepted accounting principles. The Company will not make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any tax accounting method except in the ordinary course of business consistent with past practice, change any tax accounting method, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment. The Company will duly, accurately and timely (with regard to any extensions of time) file all returns, information statements and other documents relating to taxes of the Company required to be filed by it, and pay all taxes required to be paid by it, on or before the Closing Date.

         4.11 CONVERSION TRANSACTION. Prior to the Merger, the Shareholders and the Company shall file with the Secretary of State of __________________ an amendment to and/or a restatement of the Company's Articles of Incorporation and shall take such other action as may be necessary to convert itself into a general business corporation in accordance with all applicable laws, rules and regulations. Shareholders shall form a new professional entity (the "New Corporation") on or before Closing under which it shall conduct its orthodontic practice and which new entity shall own any assets of the orthodontic practice required by applicable law to be owned by the orthodontic practice.

SECTION 5.        COVENANTS OF PREMIER.

         Premier agrees that between the date hereof and the Closing Date:

         5.1 CONSUMMATION OF AGREEMENT. Premier shall use its best efforts to cause the consummation of the transactions contemplated hereby in accordance with their terms and provisions. Premier will use its best efforts to take, or cause to be taken, all actions necessary to effect the Merger under applicable law, including without limitation the filing with the appropriate government officials of all necessary documents in form approved by counsel for the parties to this Agreement.

         5.2 APPROVALS OF THIRD PARTIES AND PERMITS AND CONSENTS. Premier shall use its best efforts to secure all necessary approvals and consents of third parties to the consummation of the transactions contemplated hereby.

SECTION 6.        PREMIER CONDITIONS PRECEDENT.

         The obligations of Premier hereunder are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Shareholders contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

         6.2 COVENANTS AND CONDITIONS. The Company and the Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by the Company and the Shareholders prior to the Closing Date.

         6.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         6.4 NO MATERIAL ADVERSE CHANGE. No material adverse change in the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company shall have occurred since the Balance Sheet Date.

         6.5 DUE DILIGENCE REVIEW. By the Closing Date, Premier shall have completed a due diligence review of the business, operations and financial statements of the Company, the results of which shall be satisfactory to Premier in its sole discretion.

         6.6 APPROVAL BY THE BOARD OF DIRECTORS. This Agreement and the transactions contemplated hereby shall have been approved by the Board of Directors of Premier or a committee thereof.

         6.7 SERVICE AGREEMENT. On or before the Closing Date, the New Corporation shall execute and deliver to Premier a Service Agreement (the "Service Agreement")[Consulting and Business Services Agreement (the "Consulting Agreement")], in substantially the form attached hereto as Exhibit 6.7, pursuant to which Premier will provide management [consulting] services to the New Corporation.

         6.8 EMPLOYMENT ARRANGEMENTS. Prior to the Closing Date, the Company will terminate, and will cause each licensed employee that has a written existing employment agreement with the Company to terminate his or her employment agreement with the Company, and execute a separation and release agreement ("Separation and Release Agreement"). Each Shareholder of the Company will execute an employment agreement (the "Employment Agreements") with the New Corporation, each in form and substance attached hereto as Exhibit 6.8.

         6.9 CONSENTS AND APPROVALS. The Company and the Shareholders shall have obtained all necessary government and other third-party approvals and consents.

         6.10 CLOSING DELIVERIES. Premier shall have received all documents, duly executed in form satisfactory to Premier and its counsel, referred to in
Section 8.1.

         6.11 DEBT AND RECEIVABLES. There shall be no indebtedness, receivables or payables between the Company and its Shareholders or affiliates and the Company shall not have any liabilities, including indebtedness, guaranties and capital leases that are not approved by Premier.

         6.12 DISSENTING SHARES. No holder of the Company's common stock shall have demanded appraisal for the shares of Company common stock held by such holder in accordance with ________________ law.

         6.13 PUBLIC OFFERING OR FIRM UNDERWRITING. Premier shall have completed on or before October 15, 1997, an initial public offering (the "IPO") for the sale of at least $10,000,000 of the common stock of Premier.

         6.14 NO CHANGE IN WORKING CAPITAL. There shall have been no material change in the Working Capital of the Company.

SECTION 7.        THE COMPANY'S AND THE SHAREHOLDER'S CONDITIONS PRECEDENT.

         The obligations of the Company and the Shareholders hereunder are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

         7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Premier contained herein shall have been true and correct in all respects when initially made and shall be true and correct in all respects as of the Closing Date.

         7.2 COVENANTS AND CONDITIONS. Premier shall have performed and complied with all covenants and conditions required by this Agreement to be performed and complied with by Premier prior to the Closing Date.

         7.3 PROCEEDINGS. No action, proceeding or order by any court or governmental body shall have been threatened orally or in writing, asserted, instituted or entered to restrain or prohibit the carrying out of the transactions contemplated hereby.

         7.4 CLOSING DELIVERIES. The Company shall have received all documents, duly executed in form satisfactory to the Company and its counsel, referred to in Section 8.2.

         7.5 INITIAL PUBLIC OFFERING. Premier shall have completed the IPO on or before October 15, 1997.

SECTION 8.        CLOSING DELIVERIES.

         8.1 DELIVERIES OF THE COMPANY AND THE SHAREHOLDERS. At or prior to the Closing, the Company and the Shareholders shall deliver to Premier the following, all of which shall be in a form satisfactory to counsel to Premier:

                           (a)      an executed original Service Agreement
[Consulting Agreement] and executed originals of all documents required by that agreement;

                           (b)      executed original Separation and Release
Agreements;

                           (c)      a copy of the resolutions of the Board of
Directors of the Company authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                           (d)      a copy of the resolutions of the New
Corporation authorizing the execution, delivery and performance of the Service [Consulting] Agreement and all Employment Agreements, each certified by the authorized representative of the New Corporation as being true and correct copies of the original thereof;

                           (e)      certificates of the President of the Company
and of each Shareholder, dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of the Company and each Shareholder contained herein; (ii) as to the performance of and compliance by the Company and each Shareholder with all covenants contained herein; and (iii) certifying that all conditions precedent of the Company and each Shareholder to the Closing have been satisfied;

                           (f)      a certificate of the Secretary of the
Company certifying as to the incumbency of the directors and officers of the Company and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the Company;

                           (g)      if applicable, a certificate of the
Secretary of the New Corporation certifying as to the incumbency of the directors and officers of the New Corporation and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of the New Corporation;

                           (h)      a certificate, dated within 10 days of the
Closing Date, of the Secretary of the State of ______________ establishing that the Company is in existence and is in good standing to transact business in its state of incorporation;

                           (i)      non-foreign affidavits executed by the
Company and each Shareholder;

                           (j)      all authorizations, consents, approvals,
permits and licenses referred to in Sections 2.3 and 2.5; and

                           (k)      the resignations of the directors and
officers of the Company as requested by Premier;

                           (l)      a Shareholder Release in form attached
hereto as Exhibit 8.1(l) executed by each Shareholder;

                           (m)      such other instruments and documents as
reasonably requested by Premier to carry out and effect the purpose and intent of this Agreement; and

                           (n)      a Receipt of Premier Stock in form attached
hereto as Exhibit 8.1(n).

         8.2 DELIVERIES OF PREMIER. At or prior to the Closing, Premier shall deliver to the Company the following, all of which shall be in a form satisfactory to counsel to the Company and the Shareholders, as applicable:

                           (a)      the Merger Consideration;

                           (b)      an executed Service Agreement;

                           (c)      a copy of the resolutions of the Board of
Directors of Premier (or a committee thereof) authorizing the execution, delivery and performance of this Agreement and all related documents and agreements each certified by the Secretary as being true and correct copies of the original thereof;

                           (d)      certificates of the President of Premier,
dated as of the Closing Date, (i) as to the truth and correctness of the representations and warranties of Premier contained herein; (ii) as to the performance of and compliance by Premier with all covenants contained herein; and (iii) certifying that all conditions precedent of Premier to the Closing have been satisfied;

                           (e)      a certificate of the Secretary of Premier
certifying as to the incumbency of the directors and officers of Premier and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Premier;

                           (f)      certificates, dated within 10 days of the
Closing Date, of the Secretary of the State of Delaware establishing that Premier is in existence and is in good standing; and

                           (g)      such other instruments and documents as
reasonably requested by the Company or Shareholders to carry out and effect the purpose and intent of this Agreement.

SECTION 9.        NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                  INDEMNIFICATION.

         9.1 NATURE AND SURVIVAL. Unless a party had knowledge of any misrepresentation or breach of warranty as of the Closing Date of the other party, all statements contained in this Agreement or in any Exhibit attached hereto, any agreement executed pursuant hereto, and any certificate executed and delivered by any party pursuant to the terms of this Agreement, shall constitute representations and warranties of the Company and the Shareholders, jointly and severally, or of Premier, as the case may be. All such representations and warranties, and all representations and warranties expressly labeled as such in this Agreement shall survive the date of this Agreement and for a period of one (1) year following the Closing Date. Each party covenants with the other parties not to make any claim with respect to such representations and warranties, against any party after the date on which such survival period shall terminate. After the Closing Date, with respect to all breaches of warranties and representations herein, each party's sole remedy with respect to a breach of a warranty and representation shall be indemnification pursuant to this Section 9.

         9.2      INDEMNIFICATION BY PREMIER. PREMIER (FOR PURPOSES OF THIS
SECTION 9.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"), SHALL INDEMNIFY AND HOLD THE SHAREHOLDERS, AND THEIR RESPECTIVE AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING THE COMPANY AND THE SHAREHOLDERS, FOR PURPOSES OF THIS SECTION 9.2 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, AS "INDEMNIFIED PERSON"), HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON HEREBY AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

         9.3 INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDERS. THE COMPANY AND THE SHAREHOLDERS (FOR PURPOSES OF THIS SECTION 9.3 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, "INDEMNITOR"), JOINTLY AND SEVERALLY, SHALL INDEMNIFY AND HOLD PREMIER AND ITS RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND EMPLOYEES (EACH OF THE FOREGOING, INCLUDING PREMIER, FOR PURPOSES OF THIS SECTION 9.3 AND, TO THE EXTENT APPLICABLE, SECTION 9.4, BEING REFERRED TO AS "INDEMNIFIED PERSON") HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, CLAIMS, DAMAGES, ACTIONS, SUITS, COSTS, DEFICIENCIES AND EXPENSES (INCLUDING, BUT NOT LIMITED TO, REASONABLE FEES AND DISBURSEMENTS OF COUNSEL THROUGH APPEAL) ARISING FROM OR BY REASON OF OR RESULTING FROM ANY BREACH BY INDEMNITOR OF ANY REPRESENTATION, WARRANTY, AGREEMENT OR COVENANT CONTAINED IN THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO) AND EACH DOCUMENT, CERTIFICATE, OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED BY INDEMNITOR HEREUNDER, AND, WITH RESPECT TO ALL TIMES PRIOR TO THE CLOSING DATE, ARISING FROM OR BY REASON OF OR RESULTING FROM THE INDEMNITOR'S MANAGEMENT AND CONDUCT OF THE OWNERSHIP OR OPERATION OF THE COMPANY AND FROM ANY ALLEGED ACT OR NEGLIGENCE OF INDEMNITOR OR ITS EMPLOYEES, AGENTS AND INDEPENDENT CONTRACTORS IN OR ABOUT THE COMPANY'S BUSINESS, AND WITH RESPECT TO (i) ANY VIOLATION BY THE COMPANY OR THE SHAREHOLDERS OR THEIR CONSULTANTS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND AFFILIATES OF STATE OR FEDERAL LAWS GOVERNING HEALTHCARE FRAUD AND ABUSE, OR ANY OVERPAYMENT OR OBLIGATION ARISING OUT OF OR RESULTING FROM CLAIMS SUBMITTED TO ANY THIRD PARTY PAYOR, WHETHER ON OR AFTER THE CLOSING DATE, (ii) TAXES OF THE COMPANY OR ANY OTHER PERSON (INCLUDING ANY SHAREHOLDER) ARISING FROM OR AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (iii) ANY LIABILITY OF THE COMPANY OR THE SHAREHOLDERS FOR COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES) INCURRED IN

CONNECTION WITH THE NEGOTIATION, PREPARATION OR CLOSING OF TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER DOCUMENTS TO BE EXECUTED IN CONNECTION HEREWITH, (iv) ANY ACCRUED UNFUNDED RETIREMENT OR PENSION PLAN LIABILITIES, (v) ANY CLAIM AGAINST OR LIABILITY OF THE COMPANY THAT IS OF A NATURE THAT, IF KNOWN AT THE CLOSING WOULD HAVE BEEN REQUIRED TO HAVE BEEN DISCLOSED PURSUANT TO THIS AGREEMENT, AND (vi) ANY LIABILITIES THAT ARE PAST DUE AS OF THE CLOSING DATE, THAT ARE NOT REFLECTED ON THE BALANCE SHEET, THAT ARE NOT INCURRED IN THE ORDINARY COURSE OF BUSINESS AND THAT ARE OTHERWISE EXCLUDED PURSUANT TO THE TERMS OF THIS AGREEMENT. IN CONNECTION WITH INDEMNITOR'S OBLIGATION TO INDEMNIFY FOR EXPENSES, INDEMNITOR SHALL REIMBURSE EACH INDEMNIFIED PERSON FOR ALL SUCH EXPENSES AS THEY ARE INCURRED BY SUCH INDEMNIFIED PERSON, PROVIDED THAT SUCH INDEMNIFIED PERSON HEREBY AGREES IN WRITING TO REFUND ALL SUCH REIMBURSED EXPENSES IF AND TO THE EXTENT THAT IT IS FINALLY JUDICIALLY DETERMINED THAT SUCH INDEMNIFIED PERSON IS NOT ENTITLED TO INDEMNIFICATION HEREUNDER.

         9.4 INDEMNIFICATION PROCEDURE. Within sixty (60) days after Indemnified Person receives written notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, or within such lesser time as may be provided by law for the defense of such action or proceeding, such Indemnified Person shall notify Indemnitor thereof. If any such action or other proceeding shall be brought against any Indemnified Person, Indemnitor shall, upon written notice given within a reasonable time following receipt by Indemnitor of such notice from Indemnified Person, be entitled to assume the defense of such action or proceeding with counsel chosen by Indemnitor and reasonably satisfactory to Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, Indemnified Person shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (a) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to Indemnitor and which could not be adequately advanced by counsel chosen by Indemnitor, or (b) a conflict or potential conflict exists between Indemnitor and such Indemnified Person that would make such separate representation advisable; provided, however, that in no event shall Indemnitor be required to pay fees and expenses hereunder for more than one firm of attorneys of Indemnified Person in any jurisdiction in any one action or proceeding or group of related actions or proceedings. Indemnitor shall not, without the prior written consent of any Indemnified Person, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding to which such Indemnified Person is a parry unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or potentially arising from or by reason of such claim, action or proceeding.

         9.5      CERTAIN TAX MATTERS.

                           (a)      Shareholders shall prepare and file or cause
to be prepared and filed any tax returns, statements and reports ("Tax Returns") of the Company covering taxable periods ending on or before the Closing Date which have not been filed on or before the Closing Date. Shareholders shall, jointly and severally, reimburse, indemnify and hold harmless Premier for all taxes, and all related interest, penalties and additions to tax with respect to taxable periods of the Company ending on or before the Closing Date.

                           (b)      Premier shall prepare and file or cause to
be prepared and filed any Tax Returns of Surviving Corporation covering taxable periods which begin before the Closing Date and end after the Closing Date ("Straddle Periods") taking into account any reasonable reportable positions advocated and requested by Shareholders for such Straddle Periods. Shareholders shall, jointly and severally, within fifteen (15) days after payment thereof and notice of such payment, reimburse, indemnify and hold harmless Premier and the Surviving Corporation for all Taxes for any Straddle Period, to the extent related to the portion of the Straddle Period ending on the Closing Date. For such purposes, the portion of any tax attributable to the portions of a Straddle

Period ending on the Closing Date and beginning after the Closing Date shall be determined by apportioning the tax for the entire Straddle Period among such periods based on the number of days in each such period, provided that, in the case of taxes based upon or related to income or receipts, such portion shall be the amount of tax which would have been due if the relevant Straddle Period ended on the Closing Date.

                           (c)      The Company, Shareholders and Premier shall
reasonably cooperate with each other in connection with the reporting and filing of Tax Returns pursuant to this Section 9.5 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the provision of copies, at the requesting party's expense, of records and information relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

         9.6 RIGHT OF SET-OFF. In the event of any breach of warranty, representation, covenant or agreement by the Company or the Shareholders giving rise to indemnification under Section 9.3 or Section 9.5 hereof, Premier shall be entitled to offset the amount of damages incurred by it as a result of such breach of warranty, representation, covenant or agreement against any amounts payable by Premier to the Shareholders or their affiliates.

SECTION 10.       TERMINATION.  This Agreement may be terminated:

                           (a)      at any time by mutual agreement of all
parties;

                           (b)      at any time by Premier if at any time prior
to the Closing Date any representation or warranty of the Company or any Shareholder contained in this Agreement or in any certificate or other document executed and delivered by the Company or any Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if the Company or any Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

                           (c)      at any time by the Company or the
Shareholders if at any time prior to the Closing Date any representation or warranty of Premier contained in this Agreement or in any certificate or other document executed and delivered by Premier pursuant to this Agreement is or becomes untrue in any material respect or Premier fails to comply in any material respect with any covenant or agreement contained herein and such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days of written notice thereof;

                           (d)      by Premier, the Company or the Shareholders
if the merger contemplated hereby or the IPO shall not have been consummated by October 15, 1997; or

                           (e)      by Premier at any time prior to the Closing
Date if Premier determines in its sole discretion as the result of its legal, financial and operational due diligence with respect to the Company, that such termination is desirable and in the best interests of Premier.


SECTION 11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Shareholders recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Premier and Surviving Corporation that is valuable, special and unique assets of Premier's and Surviving Corporation's businesses. The Shareholders hereby agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, unless (i) such information becomes available to or known by the public generally through no fault of the Shareholders, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii), the Shareholders shall, if possible, give prior written notice thereof to the other parties hereto, and provide such other parties hereto with the opportunity to contest such disclosure, (iii) the Shareholders reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the Shareholders are the sole and exclusive owner of such confidential information as a result of the transactions contemplated hereunder or otherwise. In the event of a breach or threatened breach by the Shareholders of the provisions of this Section 11, Premier or Surviving Corporation shall be entitled to an injunction restraining the Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Premier or Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The obligations of the parties under this Section 11 shall survive the termination of this Agreement.

SECTION 12.       INVESTMENT AND SECURITIES REPRESENTATIONS

         12.1 ECONOMIC RISK; SOPHISTICATION. The Shareholders represent that they are able to bear the economic risk of an investment in Premier common stock acquired pursuant to this Agreement and can afford to sustain a total loss of such investment and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed investment and therefore have the capacity to protect their own interests in connection with the acquisition of the Premier common stock. The Shareholders or their respective representatives have had an adequate opportunity to ask questions and receive answers from the officers of Premier concerning any and all matters relating to the background and experience of the officers and directors of Premier, the plans for the operations of the business of Premier, and any plans for additional acquisitions and the like. The Shareholders or their respective representatives have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

         12.2 COMPLIANCE WITH LAW. Shareholders represent and warrant that none of the shares of Premier stock issued to Shareholders will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of Premier stock issued hereunder shall bear the following restrictive legend, as well as any legend required by the securities or blue sky laws of the state where Premier resides:

         THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AFTER RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE UNDER APPLICABLE SECURITIES LAWS.

         12.3 ACCREDITED INVESTOR STATUS. Each of the Shareholders represents and warrants that he or she is an "accredited investor" as defined in Rule 501(a) under the 1933 Act.

         12.4 PIGGYBACK REGISTRATION RIGHTS. Premier has no obligation to register the shares of Premier stock that Shareholders will receive under this Agreement. Provided, however, in the event Premier, at any time within 24 months after the Closing, contemplates and undertakes a public offering of its shares of Common Stock and the filing of a registration statement with the SEC in connection therewith, Premier shall notify the Shareholders in writing of the proposed offering and of any material terms and conditions of the offering known to Premier. Premier shall use all reasonable efforts to have included in such registration statement all or any portion of the shares distributed to Shareholders hereunder, subject, however, to such terms, conditions and limitations

(including but not limited to the number of shares that Shareholders may offer to sell in such registration statement) as any underwriter retained by Premier in connection with such offering may require, and provided that the public offering and sale of such shares is not restricted by any legend or other condition imposed by any state securities commissioner. Shareholders shall take all such action and execute all such documents including, but not limited to, the execution and delivery of an underwriting agreement in form and substance in all material respects the same as the underwriting agreement to be signed by Premier, as may be requested by Premier. The cost of such public offering shall be borne by Premier, except that Shareholders shall pay its proportionate share of underwriters' commissions and discounts and the costs and fees of any attorneys, accountants and other persons retained by Shareholders in connection with the offering. The provisions of this Section 12.4 shall not apply to registration statements filed in connection with employee stock purchase and option programs by Premier or in connection with actual or proposed acquisitions by Premier. Shareholders shall notify Premier of its election to exercise its rights herein specified in writing within thirty (30) days after the aforesaid written notice to the Shareholders by Premier.

SECTION 13.       MISCELLANEOUS.

         13.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery, or by facsimile AND overnight courier, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Premier:

Premier Orthodontic Group, Inc.
23848 Hawthorne Boulevard, Suite 200
Torrance, California 90505
Attn: Mr. Sam Westover, President
Facsimile: (310) 791-5660
Telephone: (310) 791-5657

with a copy of each notice directed to Premier to:

Nelson Mullins Riley & Scarborough, L.L.P.
999 Peachtree Street, N.E.
First Union Plaza, Suite 1400
Atlanta, Georgia  30309
Attn:  Paul A. Quiros, Esquire
Facsimile: (404) 817-6050
Telephone: (404) 817-6103

If to the Company or the Shareholders:

-----------------------------------
-----------------------------------
-----------------------------------
-----------------------------------

Facsimile:

with a copy to:

-----------------------------------
-----------------------------------
-----------------------------------
-----------------------------------
-----------------------------------
-----------------------------------
-----------------------------------

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications, properly addressed and postage prepaid with the overnight courier.

         13.2 FURTHER ASSURANCES; ACCOUNTS RECEIVABLE. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of Agreement. Shareholders shall assist Premier and Surviving Corporation in collecting the accounts receivable of the Company acquired by Premier in connection with this transaction and in the event that any Shareholder shall receive the proceeds of any such accounts receivable, shall immediately forward such amounts to Surviving Corporation.

         13.3 EACH PARTY TO BEAR COSTS. Each of the parties to this Agreement shall pay all of the costs and expenses incurred by such party in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. Without limiting the generality of the foregoing and whether or not such liabilities may be deemed to have been incurred in the ordinary course of business, Premier and Surviving Corporation shall not be liable to or required to pay, either directly or indirectly, any
(a) fees and expenses of legal counsel, accountants, auditors or other persons or entities retained by the Company, the New Corporation or the Shareholders for services rendered in connection with negotiating and closing the transactions contemplated by this Agreement or the documents to be executed in connection herewith, whether or not such costs or expenses are incurred before or after the Closing Date and the Shareholders shall be liable for all such costs and expenses of the Company, and (b) local, state and federal income taxes or other similar charges on income or gain incurred by the Company, the New Corporation or the Shareholders as a result of the transactions contemplated hereby.

         13.4 PUBLIC DISCLOSURES. Except as otherwise required by law, no party to this Agreement shall make any public or other disclosure of this Agreement or the transactions contemplated hereby without the prior consent of the other parties. The parties to this Agreement shall cooperate with respect to the form and content of any such disclosures.

         13.5 GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AND APPLIED WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAWS PRINCIPLES.

         13.6 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

         13.7 INTEGRATION OF EXHIBITS. All Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

         13.8 ENTIRE AGREEMENT/AMENDMENT. THIS INSTRUMENT, INCLUDING ALL EXHIBITS ATTACHED HERETO, CONTAINS THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDES ANY AND ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS BETWEEN THE PARTIES, WRITTEN OR ORAL, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.

         13.9 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument

         13.10 BINDING EFFECT/ASSIGNMENT. This Agreement shall be assignable by Premier to (i) any person, firm or corporation that controls or is under common control with Premier, (ii) US Orthodontic Care, Inc. ("USOC") or any person, firm or corporation that controls or is under common control with USOC, or (iii) any entity that results from a merger or other combination between Premier and USOC ("Newco") and any person, firm or corporation that controls or is under common control with Newco. Except as set forth above, no party shall have the right to assign their respective rights and obligations hereunder without the written consent of the other party, which consent shall not be unreasonably withheld. In considering whether or not to grant or withhold consent, it shall be deemed reasonable for the Orthodontic Entity to take into account the management style, philosophy and performance of such proposed assignee, in addition to any other commercially reasonable facts and circumstances at the time. Subject to this provision, this Agreement shall be binding upon the parties hereto, and their successors and assigns.

         13.11 AMENDMENTS; WAIVER. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of the terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         13.12 ARBITRATION. Any controversy, dispute or disagreement arising out of or relating to this Agreement, the breach thereof, or the subject matter thereof, shall be settled exclusively by binding arbitration, which shall be conducted in Los Angeles, California in accordance with the Commercial Arbitration Rules administered by the American Arbitration Association before a single arbitrator selected by the parties jointly. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         13.13 SERVICE OF PROCESS. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 13.1 and service thus made shall be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

         13.14 SEVERABILITY. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Agreement shall be construed and enforced as if such provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect. In lieu of such provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such provision as may be possible and be legal, valid and enforceable.

         13.15 KNOWLEDGE. For purposes of this Agreement, "knowledge" means actual knowledge of any part, or its Shareholders, partners, officers and directors after reasonable investigation.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


PREMIER ORTHODONTIC GROUP, INC.


By:
   -------------------------
Its:
    ------------------------


COMPANY:

----------------------------                SHAREHOLDERS:

By:
   -------------------------                -------------------------
Its:                                                           , D.M.D.
    ------------------------                -------------------

                                INDEX TO EXHIBITS

Exhibit                             Description
-------                             -----------
2.1                                 Capitalization of the Company; Partnership/Joint Venture Agreements to which the
                                    Company is a party

2.3                                 Permits and Licenses

2.5                                 Consents

2.6                                 Financial Statements

2.7                                 Leases

2.9                                 Personal Property; Encumbrances

2.11                                Patents and Trademarks; Names

2.12                                Directors and Officers; Payroll Information

2.14                                Contracts (other than Leases)

2.16                                Accounts Receivable/Accounts Payable

2.19                                Debt

2.20                                Insurance Policies

2.21                                Employee Benefit Plans

2.28                                Suppliers

2.29                                Banking Relations

2.31                                Payors

3.6                                 Legal Proceedings

4.1                                 Capitalization of New Corporation

4.4                                 New Corporation Assets

8.7                                 Form of Service Agreement

8.8                                 Employment Agreement

10.1(m)                    Shareholder Release

10.1(o)                             Receipt of Premier Stock

                                     ANNEX I


                              MERGER CONSIDERATION



         The consideration to be received by the Shareholders pursuant to the Agreement (the "Merger Consideration") is payable as follows:

         Premier hereby agrees to pay to the Shareholders Premier common stock and cash totaling an amount equal to at least one hundred (100%) of the Company's 1996 Adjusted Gross Revenues (as hereinafter defined) less the amount, if any, of any liabilities of the Company assumed by the Surviving Corporation in connection with the transactions contemplated by this Agreement, with the actual amount to be determined upon completion of an initial public offering of Premier's common stock (the "IPO") (as finally determined, the "Purchase Price"), which final Purchase Price shall be the respective Shareholders' proportional interest in the sum of the value of all of the orthodontic entities included in the IPO, which sum shall constitute 62% of the total market capitalization of Premier without giving effect to the IPO. The valuation for determining the final Purchase Price of each orthodontic entity included in the IPO shall be based on the Adjusted Gross Revenues and operating results of each such orthodontic entity for the trailing twelve-month period used in preparation of Premier's registration statement on Form S-1 with respect to the IPO. The Purchase Price shall be paid as follows:

                  (a) Up to a maximum of 20% of the Purchase Price shall be paid in cash or immediately available funds at Closing; and

                  (b) The remainder of the Purchase Price to be paid to the Shareholders in stock of Premier to be valued at the time of the IPO, which IPO shall occur simultaneously with the Closing.

         As used herein, the term "1996 Adjusted Gross Revenue" shall be determined in accordance with generally accepted accounting principles and shall mean all fees and charges recorded or booked in fiscal year 1996 by or on behalf of the Company as a result of professional orthodontic services personally furnished to patients by the Orthodontist(s) and those under the Orthodontist's supervision and other fees or income generated in their capacity as professionals after any adjustments for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee.

                                 EXHIBIT 10.1(m)

                               SHAREHOLDER RELEASE


         THIS SHAREHOLDER RELEASE (this "Release") is made by _________________, D.M.D., and _______________________, D.M.D.(collectively, the "Shareholders").

         WHEREAS, __________________________________, (the "Company"), the
Shareholders, and US Orthodontic Care, Inc., a Georgia corporation ("Premier") have entered into an Agreement and Plan of Reorganization (the "Agreement") whereby the Company will be merged into Premier; and

         WHEREAS, the Shareholders are directors and/or officers and employees of the Company;

         WHEREAS, pursuant to the Agreement, this Release is a condition to Premier entering into the Agreement and consummating the transactions contemplated thereby;

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders hereby agree as follows:

         1. Release. The Shareholders hereby unconditionally release and forever discharge the Company, their respective subsidiaries and other affiliated companies and their respective agents, employees, representatives, officers, directors, stockholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the "Released Parties"), from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, the "Claims") against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to the date hereof, including without limitation: (i) claims by the Shareholders with respect to repayment of loans or indebtedness, (ii) any rights, titles and interests in, to and under any agreements, arrangements or understandings to which any of the Shareholders is a party and (iii) claims by the Shareholders with respect to dividends, violation of preemptive rights, or payment of salaries or other compensation or in any way arising out of or in connection with his employment with the Company, the cessation of such employment, his status as an officer, director or stockholder of the Company or otherwise. The Shareholders further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action in any city, state or federal court or agency or arbitration tribunal with respect to any Claim. Provided, however, this General Release shall not in any way whatsoever apply to those obligations of the Company relating to the Agreement and the related and ancillary agreements thereto, dated as of ____________________.

         2. Disclaimer of Liability. The Shareholders acknowledge that this Release shall not in any way be construed as an admission by any of the Released Parties of any wrongful or illegal act against the Shareholders or any other person, and that the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Release.

         3. Competency. The Shareholders acknowledge that they fully comprehend and understand all of the terms of this Release and their legal effects. The Shareholders hereby further expressly warrant that they are competent to execute this Release, that it is executed knowingly and voluntarily and without reliance upon any statement or representation of any Released Party or its representatives, and that they had the opportunity to consult with an attorney of their choice regarding this Release.

         4. Parties in Interest. This Release is for the benefit of the Released Parties and shall be binding upon the Shareholders and their legal representatives and heirs.

         5. Governing Law. This Release and the rights and obligations of the Shareholders hereunder shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflict of laws) of the State of Georgia.

         6. Amendment. This Release may not be clarified, modified, changed or amended except in writing and signed by each Shareholders or their respective duly authorized representatives, the Company, and Premier.

         7. Severability. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         IN WITNESS WHEREOF, the Shareholders have executed this Release as of the ____ day of ____________________, 1997.

WITNESS:



-----------------------------------           --------------------------------
                                                               D.M.D.
                                              ----------------

-----------------------------------


-----------------------------------           --------------------------------
                                                               D.M.D.
                                              ----------------

-----------------------------------



                                       33